UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2017 (April 19, 2017)

DGSE COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

13022 Preston Rd

Dallas, Texas 75240

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (972) 587-4049

                     Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On April 19, 2017, DGSE Companies, Inc. (“DGSE”) entered into a non-binding letter of intent with Elemetal, LLC (“Elemetal”) and Elemetal Recycling, LLC (“Recycling”) and together with Elemetal, (“Sellers”) to purchase and acquire Sellers interest in and to the tangible personal property assets, including inventory, located at 2101 W. Belt Line Road, Carrollton, Texas (the “Belt Line Location”) and certain equipment located at 10707 Composite Drive, Dallas, Texas, and the accounts receivables of Recycling arising from the conduct by Recycling of its business at the Belt Line Location.

In consideration for the assets, DGSE would pay Sellers $16,000,000 in cash along with paying the Sellers approximately $3,800,000 owed by DGSE to Elemetal, or any of its subsidiaries, as a result of bullion-related transactions. Thus, the cash purchase price along with paying the bullion-related obligation is expected to be approximately $19,800,000. DGSE would also accept an assignment from Sellers of their rights and obligations under their existing lease for the Belt Line Location and would assume the accounts payables and other liabilities of Recycling arising from the conduct of business at the Belt Line Location.

The letter of intent is non-binding and is subject to numerous conditions, including negotiation and execution of a definitive agreement, approval of the Boards of the parties and approval of Elemetal’s members. No assurance can be made that DGSE will be able to negotiate a mutually satisfactory definitive agreement with Sellers or that the contemplated approval will be obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ John R. Loftus
John R. Loftus
Chief Executive Officer

Date: April 21, 2017